EXHIBIT 99.1

Contacts:

Caraco Pharmaceutical - Daniel Movens: (313) 871-8400

Caraco Pharmaceutical - Thomas Versosky: (313) 556-4150

FOR IMMEDIATE RELEASE

Caraco Pharmaceutical Laboratories, Ltd. Reaches Agreement with Labor Union
DETROIT, Michigan, October 2, 2008 -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) announced today that members of the Local 3, Service Employees International Union, CTW, have ratified a new labor agreement covering approximately 400 production and packaging employees at all of Caraco’s facilities. The new four year agreement will be effective through September 21, 2012. It replaces the agreement originally set to expire September 12, 2008.

“We are pleased that the members of the Local 3, Service Employees International Union, CTW, have ratified this agreement as our employees are extremely important to Caraco’s strategy and continued growth,” said Daniel H. Movens, Caraco's Chief Executive Officer.

This press release should be read in conjunction with our Form 8-K, which provides more detailed information on the labor agreement.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, including Item 1A to the Corporation’s annual report on Form 10-K, and include, but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

3